Exhibit 99.1
SEVERN BANCORP, INC.

FOR IMMEDIATE RELEASE                                           Contact:
Thomas G. Bevivino
Chief Operating Officer &
Executive Vice President
Email: tbevivino@severnbank.com
Phone: 410.260.2000

2ND QUARTER EARNINGS INCREASE BY $1.9 MILLION AT SEVERN BANCORP

Annapolis, MD – Severn Bancorp, Inc., (Nasdaq: SVBI) parent company of Severn Savings Bank, FSB (“Severn”), today announced net income of $1,097,000 or $.07 per share for the second quarter of 2012 compared to a net loss of $846,000 or $(.13) per share for the second quarter of 2011 and compared to net income of $472,000 or $.00 per share, for the quarter ended March 31, 2012.  Earnings per share is calculated using net income available for common shareholders, which is net income less preferred stock dividends.
“We are encouraged by the results from this quarter.  We have continued to be persistent and work hard, and it is beginning to show,” stated Alan J. Hyatt, president and chief executive officer.  Mr. Hyatt continued “We certainly owe this improvement in earnings to our customers who have continued to support a community bank like Severn for years as well as to our committed employees who have made it their mission to strengthen their company during challenging economic conditions.  We know we still face challenges, but I feel confident we have the plan, tools, and staff to continue the upward trend and improve returns to shareholders.  We continue to monitor our problem loans closely and take a conservative accounting approach to them. While impaired loans have decreased from March 31, 2012, we decided to move over $10 million of loans previously classified as impaired to non-accrual status at June 30, 2012 in an effort to reflect the loans’ interest income in a more conservative manner. ”

About Severn Savings Bank:
Founded in 1946, Severn is a full-service community bank offering a wide array of personal and commercial banking products as well as residential and commercial mortgage lending. It has assets of approximately $900 million and four branches located in Annapolis, Edgewater and Glen Burnie, Maryland. The bank specializes in exceptional customer service and holds itself and its employees to a high standard of community contribution. Severn is on the Web at www.severnbank.com.
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Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss reserve and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  Severn’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and in Severn’s general market area, federal and state regulation, competition and other factors detailed from time to time in Severn’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in Severn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Severn Bancorp, Inc.
Selected Financial Data
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011

Summary Operating Results:
Interest income	$10,276	$10,265	$10,558	$10,991	$11,254
Interest expense	3,336	3,552	3,659	3,856	3,946
Net interest income	6,940	6,713	6,899	7,135	7,308
Provision for loan losses	-	465	141	850	2,987
	Net interest income after provision
for loan losses	6,940	6,248	6,758	6,285	4,321
Non-interest income	835	891	873	628	447
Non-interest expense	5,906	6,311	5,772	5,959	6,171
Income (loss) before income taxes	1,869	828	1,859	954	(1,403)
Income tax expense (benefit)	772	356	792	403	(557)
Net income (loss)	$1,097	$472	$1,067	$551	$(846)

Per Share Data:
Basic earnings (loss) per share	$0.07	$0.00	$0.06	$0.01	$-0.13
Diluted earnings (loss) per share	$0.07	$0.00	$0.06	$0.01	$-0.13
Common stock dividends per share	$-	$-	$-	$-	$-
Average basic shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679
Average diluted shares outstanding	10,066,679	10,066,679	10,066,679	10,066,679	10,066,679

Performance Ratios:
Return on average assets	0.12%	0.05%	0.12%	0.06%	-0.09%
Return on average equity	1.04%	0.45%	1.01%	0.52%	-0.80%
Net interest margin	3.41%	3.27%	3.27%	3.32%	3.39%
Efficiency ratio*	67.20%	66.99%	64.84%	60.76%	60.37%

* The efficiency ratio is general and administrative expenses as a percentage of net interest income plus non-interest income

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011

Balance Sheet Data:
Total assets	$896,644	$900,471	$900,628	$926,013	$937,372
Total loans receivable	691,647	701,596	719,241	741,528	766,443
Allowance for loan losses	(24,097)	(25,795)	(25,938)	(30,358)	(31,103)
Net loans	667,550	675,801	693,303	711,170	735,340
Deposits	643,653	650,473	652,757	678,717	687,482
Borrowings	115,000	115,000	115,000	115,000	115,000
Stockholders' equity	106,866	106,051	105,930	105,215	105,005
Bank's Tier 1 core capital to total assets	13.3%	13.1%	13.0%	12.4%	12.3%
Book value per share	$7.97	$7.89	$7.88	$7.80	$7.78

Asset Quality Data:
Non-accrual loans	$29,450	$17,882	$23,912	$26,911	$35,376
Non-accrual troubled debt restructurings	9,515	11,677	7,520	8,713	6,712
Foreclosed real estate	16,329	19,853	19,932	19,158	17,291
Total non-performing assets	55,294	49,412	51,364	54,782	59,379
Performing troubled debt restructurings	51,034	51,219	52,255	54,175	55,807
Total non-accrual loans to net loans	5.8%	4.4%	4.5%	5.0%	5.7%
Allowance for loan losses	24,097	25,795	25,938	30,358	31,103
Allowance for loan losses to total loans	3.5%	3.7%	3.6%	4.1%	4.1%
Allowance for loan losses to total
non-performing loans	61.8%	87.3%	82.5%	85.2%	73.9%
Total non-accrual loans to total assets	4.3%	3.3%	3.5%	3.8%	4.5%
Total non-performing assets to total assets	6.2%	5.5%	5.7%	5.9%	6.3%